As filed with the Securities and Exchange Commission on November 1, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PJT Partners Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4797143
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

280 Park Avenue

New York, New York 10017

Telephone: (212) 364-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Cuminale

General Counsel

PJT Partners Inc.

280 Park Avenue

New York, New York 10017

Telephone: (212) 364-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Ford Bonnie

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A common stock, par value $0.01 per share	11,250,000	$27.085	$304,706,250	$35,316
Preferred stock purchase rights (3)	—	—	—	—

(1)	This Registration Statement registers 11,250,000 shares of Class A common stock, par value $0.01 per share, of PJT Partners Inc.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low per share prices of Class A common stock of PJT Partners Inc. as reported on the New York Stock Exchange on October 26, 2016.
(3)	Each share of Class A common stock includes an associated preferred stock purchase right. Each preferred stock purchase right initially represents the right, if such preferred stock purchase right becomes exercisable, to purchase from PJT Partners Inc. one one-thousandth of a share of its Series A Junior Participating Preferred Stock for each share of Class A common stock. The preferred stock purchase rights currently cannot trade separately from the underlying Class A common stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 1, 2016

Preliminary Prospectus

11,250,000 Shares

PJT Partners Inc.

Class A Common Stock

We may, from time to time, offer to sell up to 11,250,000 shares of our Class A common stock (together with the preferred stock purchase rights attached thereto).

We may offer and sell shares of our Class A common stock (together with the preferred stock purchase rights attached thereto) to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis.

The Class A common stock is listed on the New York Stock Exchange under the symbol “PJT.” The last reported sale price of the Class A common stock on October 31, 2016 was $27.54 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, we may, from time to time, sell up to 11,250,000 shares of our Class A common stock (together with the preferred stock purchase rights attached thereto) in one or more offerings. To the extent required, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any such prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Incorporation by Reference” and “Where You Can Find More Information.”

In this prospectus unless the context requires otherwise, the words “PJT Partners Inc.” refers to PJT Partners Inc., and “PJT Partners,” the “company,” “we,” “us” and “our” refer to PJT Partners Inc., together with its consolidated subsidiaries, including PJT Partners Holdings LP and its operating subsidiaries.

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, only our shares of Class A common stock (together with the preferred stock purchase rights attached thereto) covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the information concerning our results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in such forward-looking statements. You should not put undue reliance on any forward-looking statements contained herein. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

The risk factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016, as such factors may be updated from time to time in our periodic filings with the SEC, accessible on the SEC’s website at www.sec.gov, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that are not currently expected to have a material adverse effect on its business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements.

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PJT PARTNERS INC.

PJT Partners is a global advisory-focused investment bank. Our team of senior professionals delivers a wide array of strategic advisory, restructuring and special situations and private fund advisory and placement services to corporations, financial sponsors, institutional investors and governments around the world. We offer a balanced portfolio of advisory services designed to help our clients realize major corporate milestones and solve complex issues. We also provide, through Park Hill Group, private fund advisory and placement services for alternative investment managers, including private equity funds, real estate funds and hedge funds. PJT Partners was created in October 2015 through Blackstone’s spin-off of its advisory businesses immediately following their combination with PJT Capital LP, a financial advisory firm founded by Paul J. Taubman in 2013. The new company began trading on the New York Stock Exchange (“NYSE”) under the symbol “PJT” on October 1, 2015.

We have world-class franchises in each of the areas in which we compete. Our strategic advisory line of business, established in 1985 with the added complement of PJT Partners’ team of bankers, offers a broad range of financial advisory and transaction execution capability, including mergers and acquisitions, joint ventures, minority investments, asset swaps, divestitures, takeover defenses, corporate finance advisory, private placements and distressed sales. Our restructuring and special situations line of business, established in 1991, is one of the world’s leading advisors in restructurings and recapitalizations, both in and out of court, around the globe. With extensive expertise in highly complex capital structure challenges, our Restructuring and Special Situations Group’s services include advising companies, creditors and financial sponsors on recapitalizations, reorganizations, exchange offers, debt repurchases, capital raises and distressed mergers and acquisitions. Park Hill Group, our private fund advisory and placement line of business, is a world-leading fund placement agent and has provided private fund advisory and placement services for a diverse range of investment strategies since its inception in 2005. Moreover, Park Hill Group is the only group among its peers with top-tier dedicated private equity, hedge fund, real estate and secondary advisory groups.

PJT Partners Inc. is a holding company and its only material asset is its controlling equity interest in PJT Partners Holdings LP, a holding partnership that holds the company’s operating subsidiaries, and certain cash and cash equivalents it may hold from time to time. Our principal executive offices are located at 280 Park Avenue, New York, New York 10017, and our telephone number is (212) 364-7800.

RISK FACTORS

An investment in our Class A common stock involves various risks. You should carefully consider each of the risks described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus before making an investment decision.

USE OF PROCEEDS

Except as otherwise described in any applicable prospectus supplement, we expect to use the net proceeds from the issuance and sale of the shares of the Class A common stock covered by this prospectus to purchase an equivalent number of newly-issued Holdings Units of PJT Partners Holdings LP.

Except as otherwise described in any applicable prospectus supplement, we expect that PJT Partners Holdings LP, in turn, will use such net proceeds for general corporate purposes and/or for the acquisition of outstanding Holdings Units from the holders thereof in connection with the cash settlement of quarterly exchanges pursuant to our exchange agreement or otherwise. We will not retain the proceeds from the sale of Class A common stock to the extent such proceeds are applied to acquire outstanding Holdings Units.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which has been filed as exhibits to the registration statement of which this prospectus forms a part. See “Incorporation by Reference” and “Where You Can Find More Information.” Under “Description of Capital Stock,” “we,” “us,” “our,” and “our company” refer to PJT Partners Inc. and not to any of its subsidiaries.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (the “DGCL”). Our authorized capital stock consists of 3,000,000,000 shares of Class A common stock, par value $0.01 per share, 1,000,000 shares of Class B common stock, par value $0.01 per share, and 300,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A common stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our Class A common stock that will be outstanding at the time of the completion of the spin-off were fully paid and non-assessable. The Class A common stock is not be subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers and privileges of our Class A common stock are subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B common stock

With respect to all matters presented to stockholders of PJT Partners Inc. other than director elections and removals, each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Class A Unit (including for this purpose, the number of Holdings Units that would be held by such holder assuming the conversion on such date of all vested and unvested LTIP Units held of record by such holder) in PJT Partners Holdings LP held by such holder. Shares of Class B common stock will initially entitle holders to only one vote per share in the election and removal of directors of PJT Partners Inc. However, all or a portion of the voting power of Class B common stock with respect to the election of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders as described below.

By written notice to PJT Partners Inc., each holder of Class B common stock may, at any time, request that such holder become entitled to a number of votes in the election and removal of directors of PJT Partners Inc. not to exceed at any time the number of votes to which such holder is then entitled on all other matters presented to stockholders, or such lesser number of votes as may be specified in such holder’s request. Our board of directors, in its sole discretion, may approve or decline any such request, and no such holder shall become entitled to such requested voting power in respect of such shares of Class B common stock unless and until the board of directors approves such request. Pursuant to the Tax Matters Agreement, we agreed to certain limitations on our ability to take certain actions or to enter into certain transactions that could cause any portion of the spin-off to be taxable to one of the two corporate subsidiaries that will distribute their interest in our business to other Blackstone entities, including with respect to equity issuances or other actions that result in the acquisition by holders of our stock of the power to vote in the election and removal of directors (or the increase in such voting power).

If at any time the ratio at which Holdings Units are exchangeable for shares of our Class A common stock changes from one-for-one, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of PJT Partners Inc.

Preferred Stock

No shares of preferred stock is presently issued or outstanding. Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our Class A or Class B common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized share of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Class A common stock might believe to be in their best interests or in which the holders of our Class A common stock might receive a premium over the market price of the shares of Class A common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Junior Participating Preferred Stock

Shares of our junior participating preferred stock, Series A, or “Series A preferred stock,” will be reserved for issuance upon exercise of the rights under our stockholder rights agreement. Shares of our Series A preferred stock may be purchased only after the rights have become exercisable, and each share of Series A preferred stock:

•	will rank junior to any other class or series of our preferred stock with respect to the payment of dividends and the distribution of assets.

•	will entitle holders to a quarterly dividend in an amount per share equal to the greater of (1) $1.00, or (2) the product of (a) 1,000 (subject to antidilution adjustment) and (b) the aggregate per share amount of all dividends declared on our Class A common stock since the preceding dividend payment date.

•	will entitle holders to 1,000 votes on all matters submitted to a vote of our stockholders.

•	will provide that in the event of our liquidation, no distribution shall be made (1) to holders of shares of stock ranking junior to the Series A preferred stock unless the holders of Series A preferred stock shall have received an amount equal to the accrued and unpaid dividends to the date of such payment plus an amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of Class A common stock, and (2) to holders of stock ranking on parity to the Series A preferred stock except for distributions made ratably on the Series A preferred stock and all other such parity stock.

•	in the event of any consolidation, merger, combination, or other transaction in which shares of our Class A common stock are exchanged for or changed into stock or securities of another entity, cash and/or other property, will be exchanged or changed into an amount per share equal to the product of (1) 1,000 (subject to antidilution adjustment) and (2) the aggregate amount of stock, securities, cash, and/or other property into which or for which each share of our Class A common stock is changed or exchanged.

The Series A preferred stock is not redeemable.

The exercise price of the rights, the number of shares of Series A preferred stock issuable, and the number of outstanding rights will adjust to prevent dilution that may result from a stock dividend, a stock split, or a reclassification of the Series A preferred stock or our common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply so long as the shares of Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of NYSE is that the calculation in this latter case treats shares issuable upon exchange of outstanding Holdings Units not held by PJT Partners Inc. as outstanding). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

We intend to cause PJT Partners Holdings LP to make pro rata cash distributions, to the extent of available cash, to the holders of partnership interests in PJT Partners Holdings LP in amounts equal to 50% of the taxable income allocated to such holders for purposes of funding their tax obligations in respect of the income of PJT Partners Holdings LP that is allocated to them.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the chairman of our board of directors. Our amended and restated bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, Our Stockholder Rights Agreement and Certain Provisions of Delaware Law

Stockholder Rights Agreement

Pursuant to the stockholder rights agreement, each outstanding share of our Class A common stock has attached to it a right entitling its holder to purchase from us one one-thousandth of a share of Series A junior participating preferred stock (subject to antidilution provisions) upon the occurrence of certain triggering events. The purchase price for the Series A junior participating preferred stock is $79.00 per one one-thousandth of a share. Until a triggering events occurs, or the rights are earlier redeemed, exchanged, or expire, the rights will not be evidenced by separate certificates and may be transferred only with the Class A common stock to which they are attached.

The rights will become exercisable, unless redeemed or exchanged, 10 business days after a public announcement that any person or group beneficially owns 15% or more of the outstanding shares of our Class A common stock (such person or group being an “acquiring person”), or 10 business days (or such later date as our board of directors may determine) after a person or group commences a tender or exchange offer the consummation of which would result in any person or group beneficially owning 15% or more of the outstanding shares of our Class A common stock, whichever occurs first (the “rights distribution date”). In the event that the rights become exercisable, we will distribute separate rights certificates evidencing the rights to all holders of our Class A common stock held on the date the rights become exercisable. In the event any person or group has become the beneficial owner of 15% or more of our Class A common stock, each right will entitle its holder (except the acquiring party whose rights become void) to purchase, in lieu of the Series A junior participating preferred stock, the number of shares of Class A common stock having a market value of two times the exercise price of the right.

If, following the date that a person or group becomes the beneficial owner of 15% or more of our Class A common stock, we merge into or consolidate with, or transfer 50% or more of our consolidated assets or earning power to another entity (other than PJT Partners Inc. or its subsidiaries) (any such transaction, a “flip-over event”), then each right will entitle its holder to purchase the number of shares of common stock of the acquiring entity having a market value of two times the exercise price of the right.

Any person who beneficially owned 15% or more of our Class A common stock as of March 4, 2015 (or would have beneficially owned 15% or more of our Class A common stock by virtue of the spin-off if the spin-off were consummated as of such date), and including as “beneficially owned” for this purpose any shares of Class A common stock that may be issued to such person upon exchange of Holdings Units held by such person (whether or not vested) in accordance with the Exchange Agreement, will not be deemed to be acquiring persons under the stockholder rights agreement by virtue of such holdings (such persons being “exempt persons”). However, if, at any time after March 4, 2015, any exempt person (1) beneficially owns less than 15% of our Class A common stock (or would beneficially own less than 15% our Class A common stock by virtue of the spin-off if the spin-off were consummated as of such date) or (2) acquires any additional outstanding shares of our Class A common stock (other than by way of a pro rata stock dividend or a stock split or solely as a result of any unilateral grant of restricted stock or any other security by us or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by us to our directors, officers and employees pursuant to any equity incentive or award plan or acquisitions of Class A common stock upon exchange of Holdings Units pursuant to the Exchange Agreement), such person shall no longer be an exempt person under the stockholder rights agreement. A person will not be deemed to be an acquiring person due to (1) the repurchase of our shares that causes a holder to become the beneficial owner of 15% or more of our Class A common stock, unless and until such person acquires beneficial ownership of additional shares representing one percent or more of our Class A common stock; (2) acquisitions by way of a pro rata stock dividend or a stock split; (3) acquisitions solely as a result of any unilateral grant of restricted stock or any other security by us or our subsidiaries or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by us or our subsidiaries to our directors, officers and employees pursuant to any equity incentive or award plan); (4) acquisitions of shares of Class A common stock that would cause such person to be an acquiring person, to the extent such acquisition is determined by our board of directors, in its sole discretion, to be inadvertent, provided, that following such acquisition, the acquirer promptly, but in any case within 10 business days of notice to the acquirer, divests a sufficient number of shares so that such person would no longer otherwise qualify as an acquiring person; or (5) acquisitions of Class A common stock upon exchange of Holdings Units pursuant to the Exchange Agreement.

The rights will expire on the earliest to occur of (1) October 1, 2018, (2) the time at which the rights are redeemed by us pursuant to the stockholder rights agreement as described below, and (3) the time at which the rights are exchanged pursuant to the stockholder rights agreement as described below.

The exercise price of the rights, the number of shares of Series A junior participating preferred stock issuable, and the number of outstanding rights will be adjusted to prevent dilution that may occur from any stock dividend, a stock split, or a reclassification of the Series A junior participating preferred stock or our Class A common stock.

Our board of directors may redeem the rights, in whole, but not in part, at a price of $0.001 per right (subject to certain adjustments), or amend the agreement to change the expiration date of the rights at any time prior to the earlier of the date that is 10 business days (unless extended by the board of directors in certain circumstances) following such time as any person acquires 15% or more of our Class A common stock and the expiration date of the rights.

At any time after a person acquires 15% or more of our outstanding Class A common stock, but prior to such person becoming the beneficial owner of 50% or more of our outstanding Class A common stock or there occurs a “flip-over event,” our board of directors may cause us to exchange for all or part of the then-outstanding and exercisable rights shares of our Class A common stock at an exchange ratio of one share of Class A common stock per right, adjusted to reflect any stock split, stock dividend, or similar transaction. We will have the discretion to exchange the rights for Series A junior participating preferred stock (or equivalent preferred stock) at an exchange ratio of one right per one one-thousandth of a share of such preferred stock.

Until a right is exercised, its holder, as such, will have no rights as a stockholder with respect to such rights, including, without limitation, the right to vote or to receive dividends.

The rights will have certain anti-takeover effects. For example, the rights will cause substantial dilution to any person or group who attempts, without approval of our board of directors, to acquire a 15% or greater interest in our Class A common stock. As a result, the overall effect of the rights may be to render it more difficult or to discourage any attempt to acquire us, even if the acquisition would be in the best interests of our stockholders. Because of our board of directors’ ability to redeem the rights, the rights should not interfere with a merger or other business combination approved by our board of directors.

For so long as the rights continue to be associated with our Class A common stock, each new share of our Class A common stock issued will have attached to it a right. Stockholders will not be required to pay any separate consideration for the rights issued with our Class A common stock.

In addition, each Class A Unit will have attached to it a preferred unit purchase right.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified Board of Directors

Our board of directors is divided into three classes that is, as nearly as possible, of equal size. The initial term of the Class I directors expired at our 2016 annual meeting of our stockholders (and each of the Class I directors were re-elected at the 2016 annual meeting of stockholders) and the initial term of our Class II and Class III directors will expire at our 2017 and 2018 annual meeting of our stockholders, respectively, and in each case, when any successor has been duly elected and qualified. Upon the expiration of each initial term, directors will subsequently serve three-year terms if re-nominated and re-elected. The Class I directors include Paul J. Taubman and Emily K. Rafferty, the Class II directors include Dennis S. Hersch and Thomas M. Ryan, and the Class III directors include Kenneth C. Whitney.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Our board of directors may increase or decrease the size of the board of directors, and vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Supermajority Provisions

Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to make, alter or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of 75% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

In addition, certain provisions of our amended and restated certificate of incorporation, including those providing for a classified board of directors, may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only with the approval of 75% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

Nomination of CEO as Director; Rights of Chairman of the Board of Directors

Our amended and restated certificate of incorporation provides that our chief executive officer at the time of its adoption, to the extent such individual serves as chief executive officer and as a director, will (1) serve as chairman of the board of directors, (2) be assigned to Class I, (3) be nominated as a Class I director at the annual meeting of stockholders at which his initial term expires and (4) serve as the chairman of the nominating and governance committee of the board for so long as such service is permitted under the applicable rules of the New York Stock Exchange and shall select the other members of the nominating and governance committee of the board. At such time as the chief executive officer and chairman of the board is not serving as the chairman of the nominating and governance committee, the chief executive officer and chairman of the board shall select the chairman and other members of the nominating and governance committee of the board, subject to the applicable rules of New York Stock Exchange.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company’s amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not permit our Class A common stockholders to act by consent in writing unless such action is recommended by all directors then in office, but does permit our Class B common stockholders to act by consent in writing without requiring any such recommendation by the directors then in office.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, Section 203 could have an anti-takeover effect with respect to certain transactions our board of directors does not approve in advance. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, Section 203 also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf, to the fullest extent permitted by law, of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of our company to our company or our company’s stockholders, creditors or other constituents, (3) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL, or (4) action asserting a claim against our company or any director or officer of our company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must generally indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on NYSE under the ticker symbol “PJT.”

PLAN OF DISTRIBUTION

This prospectus relates to the sale, from time to time in one or more offerings, of up to 11,250,000 shares of our Class A common stock (together with the preferred stock purchase rights attached thereto). Registration of the shares of Class A common stock covered by this prospectus does not mean, however, that those shares of Class A common stock necessarily will be offered or sold.

The shares of Class A common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on the New York Stock Exchange (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker/dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker/dealer will attempt to sell a block of shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of Class A common stock;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of the shares of Class A common stock by a broker/dealer as principal and resales of the shares of Class A common stock by the broker/dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the shares of Class A common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Class A common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. To the extent required, any such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock covered by this prospectus.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement, to the extent such revised prospectus or prospectus supplement is required.

In connection with the sale of the shares of Class A common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of Class A common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker/dealers or agents participating in the distribution of the shares of Class A common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We may agree to indemnify underwriters, broker/dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of Class A common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated and combined financial statements, and the related financial statement schedules, incorporated herein by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated and combined financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any report filed by us with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement and any reports filed by us with the SEC from and after the date of this prospectus and before the date that the offerings of the shares of Class A common stock by means of this prospectus are terminated, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

1.	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016;

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed on May 12, 2016 and August 11, 2016, respectively;

3.	Current Reports on Form 8-K, filed on May 27, 2016 and October 13, 2016;

4.	The Definitive Proxy Statement on Schedule 14A, filed on April 4, 2016 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2015);

5.	The description of our Class A common stock, including the description of the preferred stock purchase rights contained therein, contained in the Registration Statement on Form 10 filed on March 4, 2015, as amended, and any amendment or report filed for the purpose of updating such description; and

6.	All documents filed by PJT Partners Inc. under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and from and after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from PJT

Partners Inc., at 280 Park Avenue, New York, New York 10017. You may also contact us by telephone at (212) 364-7800 or visit our website at http://pjtpartners.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of Class A common stock covered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We make available free of charge on the Investor Relations section of our website (http://pjtpartners.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses incurred or expected to be payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$35,316
Printing Expenses	$75,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000

Total	$170,316

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We currently maintain liability insurance for our directors and officers. Such insurance is available to our directors and officers in accordance with its terms.

Item 16. Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 17. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrants or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or their securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrants’ annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 1st day of November, 2016.

PJT Partners Inc.

By:	/s/ Paul J. Taubman
Name: Paul J. Taubman
Title: Chairman and Chief Executive Officer

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Paul J. Taubman, Helen T. Meates, James W. Cuminale and Salvatore Rappa, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul J. Taubman Paul J. Taubman	Chairman and Chief Executive Officer (Principal Executive Officer)	November 1, 2016

/s/ Helen T. Meates Helen T. Meates	Chief Financial Officer (Principal Financial and Accounting Officer)	November 1, 2016

/s/ Dennis S. Hersch Dennis S. Hersch	Director	November 1, 2016

/s/ Emily K. Rafferty Emily K. Rafferty	Director	November 1, 2016

/s/ Thomas M. Ryan Thomas M. Ryan	Director	November 1, 2016

/s/ Kenneth C. Whitney Kenneth C. Whitney	Director	November 1, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of PJT Partners Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36869) filed with the Securities Exchange Commission on October 5, 2015).

4.2	Certificate of Designation of Series A Junior Participating Preferred Stock of PJT Partners Inc. (incorporated herein by reference to Exhibit 3.1.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36869) filed with the Securities Exchange Commission on October 5, 2015).

4.3	Amended and Restated By-Laws of PJT Partners Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36869) filed with the Securities Exchange Commission on October 5, 2015).

4.4	Stockholder Rights Agreement between PJT Partners Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated as of October 1, 2015 (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K (File No. 001-36869) filed with the Securities Exchange Commission on October 5, 2015).

5.1*	Opinion of Simpson Thacher & Bartlett LLP regarding the legality of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Simpson Thacher & Bartlett LLP (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to the Registration Statement).

*	Filed herewith.